EXHIBIT 99.1

Broadridge Appoints Brett A. Keller to its Board of Directors

LAKE SUCCESS, N.Y., May 5, 2015 - Broadridge Financial Solutions, Inc. (NYSE:BR) is pleased to announce the appointment of Brett A. Keller as an independent member of its Board of Directors. Mr. Keller will serve as a member of the Audit Committee. Following the appointment, Broadridge’s Board consists of nine members, eight of whom are independent including the independent Chairman.

Mr. Keller is the Chief Marketing Officer of Priceline.com. He is responsible for Priceline.com’s global strategic branding and marketing initiatives, including all search engine marketing and affiliate channels, strategic data initiatives, email, social media, communications, merchandising, and advertising sales. Mr. Keller has been with Priceline.com since 1999. Prior to joining Priceline.com, Mr. Keller managed Cendant’s online travel businesses as a Director of Online Travel. Mr. Keller sits on the National Advisory Council for the Marriott School of Management at Brigham Young University. He holds an MBA from Cornell University’s Johnson Graduate School of Management and an undergraduate degree in Japanese from Brigham Young University.

“We are pleased to welcome Brett to the Broadridge Board of Directors,” said Leslie A. Brun, Chairman of the Board. “We believe Brett’s digital industry knowledge and his deep marketing and sales experience make him a great addition to the Broadridge Board.”

-end-

About Broadridge
Broadridge Financial Solutions, Inc. (NYSE:BR) is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and business process outsourcing solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes more than $5 trillion in fixed income and equity trades per day. Broadridge employs approximately 6,700 full-time associates in 14 countries. For more information about Broadridge, please visit www.broadridge.com.

Contact Information
Investors:
Brian Shipman
Broadridge Financial Solutions, Inc.
(516) 472-5129
brian.shipman@broadridge.com

Media Contacts:
Sean Conway
Broadridge Financial Solutions, Inc.
212-981-1347
sean.k.conway@broadridge.com